CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-83850, No. 33-61294, No. 333-09477, No. 333-17087 and No. 333-65565,) of Centura Software Corporation of our report dated February 16, 1999, appearing on page 36 of this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
March 30, 1999